As filed with the Securities and Exchange Commission on July 3, 1997.

                                                   Registration No. 333-_______

                   SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549
                   ----------------------------------

                                FORM S-8
                         REGISTRATION STATEMENT
                                 under
                       THE SECURITIES ACT OF 1933
                   ----------------------------------

                           FARREL CORPORATION
              (Exact name of registrant as specified in its charter)

Delaware                                                 22-2689245
(State of Incorporation)                                 (I.R.S. Employer
                                                         Identification No.)

25 Main Street
Ansonia, Connecticut                                     06401
(Address of principal executive offices)                 (Zip Code)


                          FARREL CORPORATION
                 1997 EMPLOYEES' STOCK PURCHASE PLAN
                       (Full title of the Plan)
                   ----------------------------------

                          Peter L. Hess, Esq.
                     General Counsel and Secretary
                          Farrel Corporation
                            25 Main Street
                      Ansonia, Connecticut  06401
                 (Name and address of agent for service)
                            (203) 736-5500
        (Telephone number, including area code, of agent for service)

                              Copy to:
                       Glenn J. Angiolillo, Esq.
                         Cummings & Lockwood
                         Four Stamford Plaza
                           P.O. Box 120
                   Stamford, Connecticut  06904-0120
                   ----------------------------------

                    CALCULATION OF REGISTRATION FEE

                               Proposed       Proposed
Title of                       Maximum        Maximum
Securities       Amount        Offering       Aggregate       Amount of
to be            to be         Price          Offering        Registration
Registered       Registered    Per Share*      Price*         Fee

Common Stock,   500,000         $3.25        $1,625,000        $492.42
par value       shares
$0.01           shares


* Calculated pursuant to Rule 457(h) of the rules and regulations under the Securities Act of 1933 solely for the pur-pose of calculating the amount of registration fee, based upon the average of the high and low price of a share of Common Stock of Farrel Corporation on The Nasdaq Stock Market, Inc. on June 30, 1997.

                                 PART I


             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          This Registration Statement relates to the offer and sale by Farrel Corporation, a Delaware corporation (the "COMPANY"), of up to 500,000 shares of its Common Stock, par value $.01 per share (the "COMMON STOCK"), which may be sold upon exercise of options granted pursuant to the Farrel Corporation 1997 Employees' Stock Purchase Plan (the "PLAN").

          The documents containing the information specified in Part I of the Form S-8 registration statement under the Securities Act of 1933 (the "1933 ACT") are not being filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 registration statement but will be sent or given to employees receiving options under the Plan in accordance with Rule 428(b)(1) under the 1933 Act.

                                 PART II


             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   Incorporation of Documents by Reference.

          The following documents filed by the Company with the Securities and Exchange Commission (the "COMMISSION") are incorporated in this Registration Statement by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

          3.   The Company's Notice of 1997 Annual Meeting of
Stockholders and Proxy Statement dated April 30, 1997;

          4.   The Company's Current Report on Form 8-K dated June 18,
1997; and

          5. The description of the Common Stock contained in the Company's Registration Statement on Form S-8 (Commission File No. 33-48193).

          All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "1934 ACT") after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Article Seventh of the Company's certificate of incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty as a director, except for liability for (i) breach of a director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (iii) willful or negligent misconduct in paying dividends or repurchasing stock out of other than lawfully available funds, or (iv) any transaction from which the director derives improper personal benefit. Article Seventh of the Company's certificate of incorporation also provides that if the Delaware General Corporation Law (the "DGCL") is amended to authorize the elimination or further limitation of the personal liability of directors, then the liability of a director of the Company shall be limited to the fullest extent permitted by the DGCL, as so amended.

               Article X of the Company's By-laws provides as follows:

                  ARTICLE X:  INDEMNIFICATION AND INSURANCE

               SECTION 1.  INDEMNIFICATION.

               (a) As provided in the Certificate of Incorporation, to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for breach of fiduciary duty as a director.

               (b) Without limitation of any right conferred by paragraph (a) of this Section 1, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "PROCEEDING"), by reason of the fact that he or she is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "INDEMNITEE"), whether the basis of such proceeding is alleged action in an official capacity while serving as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer or employee and shall inure to the benefit of the indemnitee's heirs, testators, intestates, executors and administrators; PROVIDED, HOWEVER, that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; PROVIDED FURTHER, HOWEVER, that no indemnification shall be made in the case of an action, suit or proceeding by or in the right of the Corporation in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such director, officer, employee, or agent is liable to the Corporation, unless a court having jurisdiction shall determine that, despite such adjudication, such person is fairly and reasonably entitled to indemnification; PROVIDED FURTHER, HOWEVER, that, except as provided in Section 1(c) of this Article X with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) initiated by such indemnitee was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "ADVANCEMENT OF EXPENSES"); PROVIDED, HOWEVER, that, if the General Corporation Law of the State of Delaware requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to any employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "UNDERTAKING"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "FINAL ADJUDICATION") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

               (c) If a claim under Section (b) of this Article X is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of any undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or the stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including the Board of Directors, independent legal counsel or the stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the Corporation.

               (d) The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors or otherwise.

               SECTION 2. INSURANCE. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

          The Company has also agreed to indemnify each director and officer pursuant to an Indemnification Agreement with such director or officer from and against any and all expenses, losses, claims, damages and liabilities incurred by such director or officer for or as a result of action taken or not taken while such director or officer was acting in his capacity as a director, officer, employee or agent of the Company.

           In addition, pursuant to authority granted by Section 145 of the DGCL, the Company maintains directors and officers liability insurance policy with a one-year term and policy limits of $10,000,000 for a period extending from January 14, 1997 to January 14, 1998 covering all directors and officers of the Company and issued by Virginia Surety.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   EXHIBITS.

Exhibit 4(a) Credit Agreement between Farrel Corporation, Chase Manhattan Bank of Connecticut, N.A. and Chase Manhattan Bank N.A. London, dated March 20, 1993 (incorporated by reference to
               Exhibit 4(a) to the Company's Annual Report on Form 10-K for the year ended December 31, 1992 (Commission File No. 0-19703)).

Exhibit 4(b) Extension of Credit Agreement, dated October 31, 1995, to the Credit Agreement between Farrel Corporation, Chase Manhattan Bank of Connecticut, N.A. and Chase Manhattan Bank N.A. London, dated March 20, 1993 (incorporated by reference to Exhibit 4(b) to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (Commission File No. 0-19703)).

Exhibit 5      Opinion of Cummings & Lockwood.

Exhibit 23(a)  Consent of Ernst & Young LLP.

Exhibit 23(b) Consent of Cummings & Lockwood (included as part of Exhibit 5 hereto).

Exhibit 24 An applicable Power of Attorney is set forth under "Signatures" in this Registration Statement.

Exhibit 99 Farrel Corporation 1997 Employees' Stock Purchase Plan (incorporated by reference to Exhibit B to the Company's Notice of 1997 Annual Meeting of Stockholders and Proxy Statement dated April 30, 1997).

ITEM 9.        Undertakings.

          a)   The Company hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or
Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement;

            (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          b) The Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          h) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                               SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ansonia, State of Connecticut, on June 26, 1997.

                              FARREL CORPORATION


                              By /S/ ROLF K. LIEBERGESELL
                                ------------------------------------
                                 Rolf K. Liebergesell
                                 Chairman of the Board, President
                                 and Chief Executive Officer


          Each person whose signature appears below appoints Rolf K. Liebergesell, Catherine M. Boisvert and Peter L. Hess, any of whom may act without joinder of the others, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



 /S/ ROLF K. LIEBERGESELL                 JUNE 26, 1997
--------------------------------          ---------------------------
Rolf K. Liebergesell                      Date
Chairman of the Board, President
and Chief Executive Officer
(Principal Executive Officer)

 /S/ CATHERINE M. BOISVERT                JULY 1, 1997
--------------------------------          ---------------------------
Catherine M. Boisvert                     Date
Vice President and Controller
(Principal Accounting and Financial
 Officer)



 /S/ HOWARD J. AIBEL                     JUNE 26, 1997
--------------------------------          ---------------------------
Howard J. Aibel                          Date
Director


 /S/ GLENN J. ANGIOLILLO                  JUNE 26, 1997
--------------------------------          ---------------------------
Glenn J. Angiolillo                       Date
Director



 /S/ CHARLES S. JONES                     JUNE 26, 1997
--------------------------------          ---------------------------
Charles S. Jones                          Date
Director



 /S/ JAMES A. PURDY                       JUNE 26, 1997
--------------------------------          ---------------------------
James A. Purdy                            Date
Director



 /S/ ALBERTO SHAIO                        JUNE 26, 1997
--------------------------------          ---------------------------
Alberto Shaio                             Date
Director

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                                 INDEX TO EXHIBITS

EXHIBIT NUMBER       DESCRIPTION OF DOCUMENTS

4(a) Credit Agreement between Farrel Corporation, Chase Manhattan Bank of Connecticut, N.A. and Chase Manhattan Bank N.A. London, dated March 20, 1993 (incorporated by reference to Exhibit 4(a) to the Company's Annual Report on Form 10-K for the year ended December 31, 1992 (Commission File No. 0-19703)).

4(b) Extension of Credit Agreement, dated October 31, 1995, to the Credit Agreement between Farrel Corporation, Chase Manhattan Bank of Connecticut, N.A. and Chase Manhattan Bank N.A. London, dated March 20, 1993 (incorporated by reference to Exhibit 4(b) to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (Commission File No. 0-19703)).

5                    Opinion of Cummings & Lockwood.

23(a)                Consent of Ernst & Young LLP.

23(b) Consent of Cummings & Lockwood (Included as part of Exhibit 5 hereto).

24 An applicable Power of Attorney is set forth under "Signatures" in this Registration
                     Statement.

99 Farrel Corporation 1997 Employees' Stock Purchase Plan (incorporated by reference to Exhibit B to the Company's Notice of 1997 Annual Meeting of Stockholders and Proxy Statement dated April 30,
                     1997).